EQUITY AGREEMENT AND RELEASE
This Agreement and Release (“Equity Agreement and Release”) constitutes a binding agreement between you, Charles Boynton, and SunPower Corporation (“SunPower”). Please review the terms carefully. We advise you to consult with an attorney concerning its terms. By signing below, you are agreeing to the terms described below in return for the benefits provided herein.
You and SunPower anticipate that you will separate from your employment with SunPower on July 1, 2018. (“Separation Date”).

1.
Provided you remain employed with SunPower through your Separation Date, and you timely execute and do not revoke this Equity Agreement and Release, SunPower will accelerate vesting of 53,232 outstanding RSU and measured PSU awards on July 1, 2018.

2.	In exchange for the separation benefits described in Paragraph 1 above, you agree to, and agree to abide by, the following terms:

A.
Release. You hereby release (i.e., give up) all known and unknown claims that you presently have or may have against SunPower, all current and former, direct and indirect parents, subsidiaries, brother-sister companies, and all other affiliates and related partnerships, joint ventures, or other entities, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this section, and their successors (Released Parties), except claims that the law does not permit you to waive by signing this Agreement and Release.

B.
Release of Unknown Claims. You are intentionally releasing claims that you do not know that you might have and that, with hindsight, you might regret having released. You have not assigned or given away any of the claims you are releasing. You expressly waive the protection of section 1542 of the Civil Code of California, or comparable provision of another state’s law, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.

C.
Express Waiver and Release of Claims Under the Age Discrimination in Employment Act. You specifically acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. You acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled, that you have been advised of your opportunity to consult with an attorney, and that nothing in this Equity Agreement and Release prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. You acknowledge that you were provided with twenty-one (21) days to consider this Equity Agreement and Release. Furthermore, you acknowledge that even if you sign this Equity Agreement and Release before the expiration of the 21-day consideration period, that the Company provided you the entire 21-day period to consider this Equity Agreement and Release.

D.
Right to Revoke. You understand that if you sign this Equity Agreement and Release you can change your mind and revoke it within seven (7) days after signing it by providing written revocation notice to HR SHARED SERVICES, HUMAN RESOURCES, SUNPOWER CORPORATION, 2900 ESPERANZA CROSSING, FLOOR 3, AUSTIN, TEXAS, 78758. You understand that the release and waiver set forth above will not be effective until after this seven-day period has expired (the “Effective Date”). You understand that following the seven-day revocation period, this Equity Agreement and Release will be final and binding.

E.
Representations. When you decided to sign this Equity Agreement and Release, you were not relying on any representations that are not in this Equity Agreement and Release. SunPower would not have agreed to pay the consideration you are getting in exchange for this Equity Agreement and Release but for the representations and promises you are making by signing it.

F.	Material Inducement. You acknowledge that your agreement to each of the provisions in this Section 2 is a material inducement to SunPower to enter into this Equity Agreement and Release.

G.
Taxes, Indemnification. You are solely responsible for all tax obligations that may arise from this Equity Agreement and Release, including any arising under Internal Revenue Code Section 409A. You agree to promptly pay, defend, indemnify and hold harmless SunPower from all costs, damages or expenses incurred in connection with any such claim.

H.
Cooperation with Government Agencies. You understand that nothing in this Equity Agreement and Release shall be construed to prevent, limit or interfere with your ability to file a charge with, report in good faith possible violations of law to, or participate in any investigation or proceeding conducted by any government agency or governmental entity, or to provide such disclosures as may be required by law or judicial process. However, you also understand and agree that you are giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by you or on your behalf, except that nothing herein shall restrict you from applying for or receiving an award in connection with a report by you to a government entity concerning potential securities law violations.

3.
You agree to indemnify, defend and hold harmless SunPower from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by SunPower arising out of the breach of this Equity Agreement and Release by you, or from any false representation made herein by you. You further agree that in any such action or proceeding, this Equity Agreement and Release may be pled by SunPower as a complete defense, or may be asserted by way of counterclaim or cross-claim. In the event that you breach any of your obligations under this Equity Agreement and Release or as otherwise imposed by law, SunPower will be entitled to recover the sums and benefits paid under the Equity Agreement and Release and to obtain all other relief provided by law or equity. SunPower’s rights and remedies arising hereunder are cumulative of any and all other rights or remedies SunPower may have in the event of a breach of this Equity Agreement and Release by you.

4.
This Equity Agreement and Release shall be construed and enforceable in all respects pursuant to U.S. Federal law and Texas law, to the extent not preempted by U.S. Federal law, notwithstanding conflict of laws considerations or the preference, policy or law of any other jurisdiction or forum. The terms, provisions and language of this Equity Agreement and Release have been jointly negotiated and drafted by the Parties. Nothing in this Equity Agreement and Release should be construed or interpreted against any Party as the drafting party, or for any other reason by operation of similar rules of construction.

5.
Any dispute or action arising from or related to this Equity Agreement and Release or otherwise relating to or arising out of your employment with SunPower or the termination of that employment (collectively, the “Claims”) shall be subject to final and binding arbitration in a location within 50 miles of your SunPower work location agreed to by the parties or ordered by JAMS or the arbitrator, before a retired judge then employed by JAMS under its arbitration rules and procedures, and the rules code of civil procedure of the state in which the arbitration occurs. This agreement to arbitrate requires that all claims be submitted to arbitration and that they be arbitrated on an individual basis only. Neither you nor SunPower is permitted to bring any Claim on a class, collective, consolidated or representative basis. Nor are you or SunPower permitted to join or participate as a party or member in any class, collective, consolidated, or representative action or purported arbitration brought by another person that involves a Claim. SunPower will be responsible for any fees charged by JAMS or the arbitrator. Except as provided in Paragraph 3, each party is responsible for its own attorneys’ fees, except that, for statutory claims, the arbitrator may award attorney’s fees and costs as provided by the applicable statute. The parties hereby waive their respective rights to have any dispute between them resolved in court by a judge or jury. This paragraph will not prevent either party from seeking preliminary injunctive relief or any other provisional remedy in aid of arbitration from any court having jurisdiction over the parties, and shall not apply to disputes that are expressly excluded from arbitration by statute.

6.
This Equity Agreement and Release may be executed in counterparts and each counterpart, when executed, shall have the efficacy of a second original. Photographic, scan, or facsimile copies of any such signed counterparts may be used in lieu of the original for any purpose.

TO ACCEPT THIS EQUITY AGREEMENT AND RELEASE, PLEASE SIGN AND DATE IT BELOW AND RETURN IT TO: HR SHARED SERVICES, HUMAN RESOURCES, SUNPOWER CORPORATION, 2900 ESPERANZA CROSSING, FLOOR 3, AUSTIN, TEXAS, 78758. IN ADDITION TO MAIL, YOU MAY ALSO EMAIL YOUR AGREEMENT TO askHR@SUNPOWER.COM.

THIS EQUITY AGREEMENT AND RELEASE WILL NOT BE EFFECTIVE UNLESS YOU SIGN AND RETURN IT NO LATER THAN JUNE 25, 2018 AND DO NOT REVOKE IT.

ACKNOWLEDGED, UNDERSTOOD AND AGREED            ON BEHALF OF SUNPOWER
CORPORATION

___________________________________                __________________________________
Charles Boynton    Doug Richards
EVP Administration

Date: ______________________________                Date: ____________________, 2018